Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Media Contact:	Investor Contact:
Scott Schroeder	Kate Deck
216-755-5500	216-755-5500
sschroeder@ddr.com	kdeck@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $1.83 FOR THE YEAR ENDED
DECEMBER 31, 2009 BEFORE NON-OPERATING GAINS AND LOSSES
CLEVELAND, OHIO, February 18, 2010 — Developers Diversified Realty (NYSE: DDR) today announced operating results for the fourth quarter and year ended December 31, 2009.
•	The Company’s fourth quarter operating Funds From Operations (“FFO”) was $62.8 million or $0.31 per diluted share before $90.8 million of net charges summarized below. The Company’s operating FFO for the year was $298.2 million or $1.83 per diluted share before $442.8 million of net charges summarized below.

The net charges, primarily non-cash, for the three months and year ended December 31, 2009, aggregating $90.8 million and $442.8 million, respectively, are summarized as follows (in millions):

	Three
	Months	Year
Non-cash loss on equity derivative instruments related to Otto investment	$1.6	$199.8
Non-cash impairment charges — consolidated and equity method investments	92.1	265.2
Consolidated impairment charges and loss on sales included in discontinued operations	4.6	117.6
Less portion of impairment charges and losses allocated to non-controlling interests (Mervyns)	(3.9)	(35.2)
Non-cash change in control compensation charge	—	15.4
Debt extinguishment costs, net loan loss reserve and other expenses offset by gain on sale of MDT units	20.0	30.0
Impairment charges, derivative (gains)/losses and losses on asset sales — equity method investments	2.6	19.0
Gain on redemption of joint venture interests	(23.5)	(23.9)
Gain on repurchases of senior notes	(2.7)	(145.1)

	$90.8	$442.8

•	The Company reported revised operating FFO for the three-month period ended December 31, 2008 of $86.8 million or $0.71 per diluted share before $206.1 million of net charges summarized below. The Company’s operating FFO for the year ended December 31, 2008 was $387.5 million or $3.20 per diluted share before $217.8 million of net charges summarized below.

The net charges, primarily non-cash, for the three months and year ended December 31, 2008, aggregating $206.1 million and $217.8 million, respectively, are summarized as follows (in millions):

	Three
	Months	Year
Non-cash impairment charges — consolidated and equity method investments	$182.2	$182.2
Consolidated impairment charges and loss on sales included in discontinued operations	7.6	15.3
Less portion of impairment charges and losses allocated to non-controlling interests (primarily Mervyns)	(18.7)	(18.7)
Non-cash termination of an equity award plan	15.8	15.8
Net loan loss reserve, abandoned projects, transaction costs and other expenses	20.8	27.1
Impairment charges, derivative (gains)/losses and losses on asset sales — equity method investments	8.7	6.6
Gain on repurchases of senior notes	(10.3)	(10.5)

	$206.1	$217.8

•	FFO applicable to common shareholders for the three-month period ended December 31, 2009, including the above net charges, was a loss of $28.0 million, or $0.14 per diluted share, which compares to revised FFO loss of $119.3 million, or $0.98 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the three-month period ended December 31, 2009 was $90.1 million, or $0.46 per diluted share, which compares to revised net loss of $194.6 million, or $1.61 per diluted share, for the prior-year comparable period.

•	FFO applicable to common shareholders for the year ended December 31, 2009, including the above net charges, was a loss of $144.6 million, or $0.90 per diluted share, which compares to revised FFO of $169.7 million, or $1.40 per diluted share, for the prior year. Net loss applicable to common shareholders for the year ended December 31, 2009 was $398.9 million, or $2.51 per diluted share, which compares to revised net loss of $114.2 million, or $0.96 per diluted share, for the prior year.

•	Executed leases during the fourth quarter of 2009 totaled approximately 3.0 million square feet, including 166 new leases and 306 renewals. Executed leases during the year totaled approximately 10.6 million square feet, including 583 new leases and 1,079 renewals.

•	On a cash basis, base rental rates on new leases and renewals decreased 4.6% overall for the quarter and 3.4% year over year.

•	Core portfolio leased percentage at December 31, 2009 was 91.2%, compared to 90.9% at September 30, 2009.

•	Same store net operating income (“NOI”) for the year decreased 3.6% compared to 2008 exclusively related to the bankruptcies and subsequent store closings of Circuit City, Linens ‘N Things, Goody’s and Steve & Barry’s which accounted for over 100 percent of the decline. Absent these bankruptcies, same store NOI would have been slightly positive year over year. Same Store NOI excludes the results of the assets not acquired by the Company in connection with the redemption of its interest in the MDT US LLC joint venture for both of the years ended December 31, 2009 and 2008 (see discussion of redemption transaction below).
“Although we continue to operate in a challenging macroeconomic environment, our platform and portfolio continue to perform at a high level,” commented Developers Diversified’s president and chief executive officer Daniel B. Hurwitz. “We are encouraged by fourth quarter retail sales and profitability results, and signs indicate that leasing deal flow in 2010 will compare favorably to our record performance in 2009. We remain keenly focused on our various balance sheet and operating initiatives to further enhance shareholder value.”
Financial Results:
Net loss applicable to common shareholders was $90.1 million, or $0.46 per share (diluted and basic), for the three-month period ended December 31, 2009, as compared to revised net loss of $194.6 million, or $1.61 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was a loss of $28.0 million, or $0.14 per share (diluted and basic), for the three-month period ended December 31, 2009, as compared to revised FFO loss of $119.3 million, or $0.98 per share (diluted and basic) for the three-month period ended December 31, 2008. The decrease in net loss for the three-month period ended December 31, 2009, is primarily the result of a reduction in non-cash impairment charges recognized on consolidated and equity method investments and loss on disposition of assets of $93.1 million as well as the recognition in 2009 of a $23.5 million gain relating to the redemption of the Company’s interest in the MDT US LLC joint venture. In addition, excluding the impact of the net non-operating charges detailed above, the core operating results in 2009 compared to 2008 were impacted by several major tenant bankruptcies which occurred in late 2008 and early 2009, as well as asset sales associated with the Company’s deleveraging efforts.
Net loss applicable to common shareholders was $398.9 million, or $2.51 per share (diluted and basic), for the year ended December 31, 2009, as compared to revised net loss of $114.2 million, or $0.96 per share (diluted and basic), for the prior year.

FFO applicable to common shareholders was a loss of $144.6 million, or $0.90 per share (diluted and basic), for the year ended December 31, 2009, as compared to revised FFO income of $169.7 million, or $1.40 per share (diluted and basic), for the year ended December 31, 2008. The net loss for the year ended December 31, 2009, is primarily the result of $442.8 million of net charges, generally non-cash as detailed above, in addition to several major tenant bankruptcies, the release of an approximate $16 million deferred tax valuation allowance in 2008 and the impact of asset sales associated with the Company’s deleveraging efforts.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, and those gains that represent the recapture of a previously recognized impairment charge, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. FFO excluding the net non-operating charges detailed above is useful to investors as the Company removes these net charges to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results for the three-month period ended December 31, 2009 highlight continued strong leasing activity throughout the portfolio despite the current economic environment:
•	Executed 166 new leases aggregating approximately 1.1 million square feet and 306 renewals aggregating approximately 1.9 million square feet.

•	Total portfolio average annualized base rent per occupied square foot, excluding assets in Brazil, as of December 31, 2009 was $12.51, as compared to $12.43 at December 31, 2008.

•	Core portfolio leased rate was 91.2% as of December 31, 2009, as compared to 92.2% at December 31, 2008 and 90.9% at September 30, 2009.

•	On a cash basis, rental rates for new leases and renewals decreased 4.6%.
Overall, the Company remains encouraged by the leasing activity achieved during the fourth quarter. While the resulting rental spreads and core occupancy level are much less favorable than what the Company has historically achieved, the Company is continuing to make strides in retenanting the bankruptcy driven vacancy that has impacted the retail sector.
Strategic Transactions:
DDR Macquarie Fund:
In October 2009, the Macquarie DDR Trust unitholders approved the redemption of Developers Diversified’s interest in the MDT US LLC joint venture. A 100% interest in three shopping center assets was transferred to the Company in October 2009 in exchange for its approximate 14.5% ownership interest and a cash payment of $1.6 million. The Company recognized a $23.5 million gain on the redemption transaction.
Otto Transaction:
In 2009, the Company issued 32.9 million shares to Mr. Alexander Otto (the “Investor”) and certain members of his family (collectively with the Investor, the “Otto Family”) resulting in aggregate gross equity proceeds of approximately $112.5 million. The Company also issued warrants to purchase up to 10.0 million common shares with an exercise price of $6.00 per share to the Investor. The share issuances, together with the warrant issuances, are collectively referred to as the “Otto Transaction”.
Dispositions:
The Company sold five shopping center properties, aggregating 0.6 million square feet, in the fourth quarter of 2009, generating gross proceeds of approximately $30.5 million. The Company recorded an aggregate loss on sale of approximately $4.0 million related to these assets in the fourth quarter of 2009. The Company also incurred a $2.3 million net loss on land sales in the fourth quarter. An additional three assets were sold in the first quarter of 2010 for approximately $26 million.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
		Remaining	Initial
	Owned	Cost	Anchor
Location	GLA	($ Millions)	Opening *	Description
Boise (Nampa), Idaho	431,689	$25.3	2H 07	Community Center
Boston (Norwood), Massachusetts	56,343	4.1	2H 10	Community Center
Austin (Kyle), Texas **	443,092	16.5	2H 09	Community Center

Total	931,124	$45.9

*	2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture

In addition to these current projects, several of which will be developed in phases, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned shopping center at a projected aggregate net cost of approximately $89.4 million. At December 31, 2009, approximately $78.2 million of costs had been incurred in relation to this project.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s, Dick’s Sporting Goods and other retail tenants
Financings:
In the fourth quarter of 2009, the Company purchased approximately $142.5 million aggregate principal amount of its outstanding senior unsecured notes (primarily convertible unsecured notes) at a discount to par, resulting in a gross gain of approximately $7.9 million prior to the write off of unamortized deferred financing costs. This gain was reduced by approximately $3.9 million due to the adoption of the accounting standard, “Accounting for Convertible Debt That May Be Settled in Cash Upon Conversion,” on January 1, 2009 (“Convertible Debt Restatement”).
In November 2009, the Company closed the securitization of a $400 million, five-year loan that was originated in October 2009. The loan has a blended coupon interest rate of 4.225% and is secured by a pool of 28 assets. The triple-A rated portion of the certificates in the securitization constituted “eligible collateral” under the Term Asset-Backed Securities Loan Facility (“TALF”), provided by the Federal Reserve Bank of New York.
Equity Issuances:
The Company sold approximately 5.1 million of its common shares during the three-month period ended December 31, 2009 through its continuous equity program, generating gross proceeds of approximately $50.0 million. In January 2010, the Company sold approximately 5.0 million of its common shares through the continuous equity program generating gross proceeds of approximately $46.1 million. Substantially all net proceeds were used to repay debt.
In February 2010, the Company issued and sold 42.9 million of its common shares in an underwritten offering. Net proceeds from the sale of the common shares of approximately $338.1 million were utilized to repay debt.

Developers Diversified owns and manages approximately 665 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling more than 147 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Internet at www.ddr.com.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Kate Deck, Investor Relations Director, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on our Web site, which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the finalization of the financial statements for year ended December 31, 2009. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2009	2008 (F)	2009	2008 (F)
Revenues:
Minimum rents (A)	$138,056	$146,265	$543,911	$589,775
Percentage and overage rents (A)	3,490	4,002	8,061	8,950
Recoveries from tenants	44,794	45,127	179,181	189,650
Ancillary and other property income	7,502	6,182	23,103	21,760
Management, development and other fee income	14,489	15,588	57,684	62,890
Other (B)	1,189	1,359	7,367	8,743

	209,520	218,523	819,307	881,768

Expenses:
Operating and maintenance (C)	38,629	38,395	144,842	139,665
Real estate taxes	27,447	26,001	109,627	104,154
Impairment charges (D)	9,055	75,263	80,641	75,263
General and administrative (E)	20,896	20,275	79,003	81,882
Termination of equity award plan and change in control (E)	—	15,837	15,362	15,837
Depreciation and amortization	56,463	61,760	227,185	228,619

	152,490	237,531	656,660	645,420

Other income (expense):
Interest income	2,564	2,687	12,109	5,458
Interest expense (F)	(64,863)	(62,097)	(237,943)	(245,368)
Gain on repurchases of senior notes	2,690	10,255	145,050	10,455
Loss on equity derivative instruments (G)	(1,597)	—	(199,797)	—
Other expenses (H)	(19,925)	(20,792)	(29,412)	(28,251)

	(81,131)	(69,947)	(309,993)	(257,706)

Loss before equity in net loss of joint ventures, impairment of joint venture investments, gain on redemption of joint venture interests, tax benefit of taxable REIT subsidiaries and state franchise and income taxes, discontinued operations and gain on disposition of real estate, net of tax	(24,101)	(88,955)	(147,346)	(21,358)
Equity in net loss of joint ventures (I)	(749)	(4,205)	(9,733)	17,719
Impairment of joint venture investments (J)	(83,013)	(106,957)	(184,584)	(106,957)
Gain on redemption of joint venture interests (K)	23,471	—	23,865	—
Tax benefit of taxable REIT subsidiaries and state franchise and income taxes	1,202	2,383	691	17,501

Loss from continuing operations	(83,190)	(197,734)	(317,107)	(93,095)
(Loss) income from discontinued operations (L)	(4,465)	(3,916)	(95,647)	3,125

Loss before gain on disposition of real estate	(87,655)	(201,650)	(412,754)	(89,970)
Gain on disposition of real estate, net of tax (M)	905	594	9,127	6,962

Net loss	(86,750)	(201,056)	(403,627)	(83,008)
Loss attributable to non-controlling interests	7,186	17,053	47,034	11,078

Net loss attributable to DDR	$(79,564)	$(184,003)	$(356,593)	$(71,930)

Net loss applicable to common shareholders	$(90,131)	$(194,570)	$(398,862)	$(114,199)

Funds From Operations (“FFO”):
Net loss applicable to common shareholders	$(90,131)	$(194,570)	$(398,862)	$(114,199)
Depreciation and amortization of real estate investments	53,970	63,603	224,207	236,344
Equity in net loss (income) of joint ventures (I)	749	4,205	9,306	(17,719)
Joint ventures’ FFO (I)	11,113	7,433	43,665	68,355
Non-controlling interests (OP Units)	8	—	175	1,145
(Gain) loss on disposition of depreciable real estate	(3,718)	77	(23,123)	(4,244)

FFO applicable to common shareholders	(28,009)	(119,252)	(144,632)	169,682
Preferred dividends	10,567	10,567	42,269	42,269

FFO	$(17,442)	$(108,685)	$(102,363)	$211,951

Per share data:
Earnings per common share
Basic	$(0.46)	$(1.61)	$(2.51)	$(0.96)

Diluted	$(0.46)	$(1.61)	$(2.51)	$(0.96)

Dividends Declared	$0.02	$—	$0.44	$2.07

Funds From Operations — Basic (N)	$(0.14)	$(0.98)	$(0.90)	$1.40

Funds From Operations — Diluted (N)	$(0.14)	$(0.98)	$(0.90)	$1.40

Basic — average shares outstanding	196,399	121,019	158,816	119,843

Diluted — average shares outstanding	196,399	121,019	158,816	119,843

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)

(A)	Base and percentage rental revenues for the year ended December 31, 2009, as compared to the prior year, decreased $44.3 million primarily due to store closings related to five major tenant bankruptcies, which approximated $46.1 million, the most significant of which related to the assets formerly occupied by Mervyns, which is 50% owned by the Company through a consolidated joint venture. There was also a decrease in base and percentage rental revenue of $0.3 million related to the Company’s business centers. These decreases were partially offset by an increase of $2.1 million due to the three additional shopping centers acquired as a result of the redemption of the Company’s interest in the MDT US LLC joint venture. Also included in rental revenues for the years ended December 31, 2009 and 2008 is approximately $4.3 million and $8.0 million, respectively, of revenue resulting from the recognition of straight-line rents, including discontinued operations. The decrease in straight-line rents relates primarily to the Mervyns portfolio.

(B)	Other revenue for the three-month periods and years ended December 31, 2009 and 2008 was comprised of the following (in millions):

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
Lease termination fees	$0.7	$0.8	$4.1	$5.8
Financing fees	0.2	0.1	1.1	2.0
Other miscellaneous	0.3	0.5	2.2	0.9

	$1.2	$1.4	$7.4	$8.7

(C)	Included in operating and maintenance, including discontinued operations, is the following:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
Bad debt expense	$5.4	$8.5	$16.1	$18.7
Ground rent expense (a)	1.3	1.1	4.8	4.2

(a)	Includes non-cash expense for each of the three-month periods ended December 31, 2009 and 2008 of approximately $0.5 million, and for the years ended December 31, 2009 and 2008, of approximately $1.9 million and $1.8 million, respectively, related to the straight-line of ground leases.
(D)	The Company recorded impairment charges during both the three-month period and year ended December 31, 2009 on consolidated assets that are either under contract or being marketed for sale, as the book basis of the assets was in excess of the estimated fair market value. Of this amount, $7.8 million and $68.7 million was recorded in the three months and year ended December 31, 2009, related to impairment charges on 14 assets formerly occupied by Mervyns, of which the Company’s proportionate share was $3.9 million and $33.6 million, respectively, after adjusting for the allocation of loss to the non-controlling interest in this consolidated joint venture. An additional $74.1 million in impairment charges were reported for the year ended December 31, 2009 as part of discontinued operations (see footnote L).

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)
(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the years ended December 31, 2009 and 2008, general and administrative expenses were approximately 5.4% and 5.2% of total revenues, respectively, including joint venture and managed property revenues. During the year ended December 31, 2009, the Company recorded $15.4 million of non-cash charges as a result of the change in control provisions included in the Company’s equity-based award plans triggered by the Otto Transaction. In addition, during the year ended December 31, 2008, the Company recorded a non-cash charge of approximately $15.8 million related to the termination of a supplemental equity award plan. Excluding these charges, general and administrative expenses were 4.5% and 4.3% of total revenues for the years ended December 31, 2009 and 2008, respectively.

(F)	In 2009, the Company adopted the standard, “Accounting for Convertible Debt That May be Settled in Cash Upon Conversion.” The adoption of this standard required the Company to restate its interest expense and record non-cash interest-related charges of $3.3 million and $13.1 million, net of capitalized interest, for the three-month period and year ended December 31, 2008, respectively. In addition, as a result of the adoption of this standard, the gain on repurchases of senior notes was reduced by $1.1 million for the three-month period and year ended December 31, 2008. The Company recorded non-cash interest expense of approximately $2.5 million and $12.2 million for the three-month period and year ended December 31, 2009, respectively, in accordance with this new accounting standard.

(G)	Represents the non-cash impact of the valuation adjustments for the equity derivative instruments issued as part of the Otto Transaction.

(H)	Other income (expenses) for the fourth quarter primarily related to the write off of costs related to abandoned development projects and other transactions of $4.0 million, debt extinguishment costs of $13.9 million and litigation-related expenditures of $2.1 million. Other expenses for the year ended December 31, 2009 also included a reserve associated with a mezzanine note receivable of $5.4 million and additional litigation-related expenditures offset by a $2.8 million gain on the sale of Macquarie DDR Trust units (“MDT units”). Other income (expense) in 2008 primarily related to abandoned development projects and other transactions of $13.6 million, a $5.4 million loan loss reserve associated with a note receivable as well as litigation costs related to a potential liability associated with a legal verdict.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)
(I)	The following is a summary of the combined operating results of the Company’s joint ventures. The results of the DDR Macquarie Fund are included below through October 20, 2009, the date that the Company’s interest in MDT US LLC was redeemed:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
Revenues from operations (a)	$190,444	$226,433	$852,710	$925,358

Operating expenses	74,076	80,904	328,080	322,103
Impairment charges (b)	389,412	—	389,412	—
Depreciation and amortization of real estate investments	55,528	64,667	242,384	236,748
Interest expense (c)	70,408	81,574	308,368	303,532

	589,424	227,145	1,268,244	862,383

(Loss) income from operations before tax expense and discontinued operations	(398,980)	(712)	(415,534)	62,975
Income tax expense	(2,948)	(3,485)	(10,013)	(15,479)
(Loss) income from discontinued operations, net of tax (d)	(74)	(2,652)	(31,140)	1,476
Income (loss) on disposition of discontinued operations, net of tax (e)	64	7,364	(19,448)	7,364
Gain (loss) on disposition of assets (f)	843	(18)	(25,973)	(67)
Other, net (g)	—	(47,791)	7,153	(31,318)

Net (loss) income	$(401,095)	$(47,294)	$(494,955)	$24,951

DDR ownership interests (h)	$(22,147)	$(5,482)	$(34,522)	$17,335

FFO from joint ventures are summarized as follows:

Net (loss) income	$(401,095)	$(47,294)	$(494,955)	$24,951
Gain on disposition of real estate, including discontinued operations	(843)	(7,364)	(843)	(7,350)
Depreciation and amortization of real estate investments	55,528	65,928	245,000	241,651

	$(346,410)	$11,270	$(250,798)	$259,252

DDR ownership interests (h)	$11,113	$7,433	$43,665	$68,355

DDR joint venture distributions received, net (i)	$7,963	$24,467	$31,455	$65,957

(a)	Revenues for the three-month periods ended December 31, 2009 and 2008 reflect an approximate $0.3 million reduction and $0.7 million increase, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was minimal. Revenues for the years ended December 31, 2009 and 2008 included approximately $2.7 million and $6.3 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.2 million and $1.4 million, respectively. Excluding the impact of the redemption of the Company’s interest in MDT US LLC, revenues from operations for the year ended December 31, 2009, as compared to the prior year, decreased

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)
primarily due to store closings related to four major tenant bankruptcies, the impact of which approximated $24 million.

(b)	Impairment charges of $145.0 million and $25.9 million were recorded by the DDRTC Core Retail Fund LLC and DPG Realty Holdings LLC joint ventures, respectively, for both the three-month period and year ended December 31, 2009, related to a combined 22 shopping centers that were under contract to be sold as of December 31, 2009. The Company’s proportionate share of each charge was $0.9 million and $1.7 million, respectively, and was reduced by the impact of the other than temporary impairments recorded on these investments. In addition, Coventry II DDR Bloomfield LLC recorded an impairment charge of $218.5 million related to the development project that is currently suspended, of which the Company’s proportionate share of loss is included in the investment impairment recognized as disclosed in footnote (J).

(c)	Interest expense includes net non-cash charges related to ineffective derivative instruments at the DDR Macquarie Fund of $0.2 million and $6.6 million for the three-month period and year ended December 31, 2009 and $5.8 million and $6.4 million for the three-month period and year ended December 31, 2008, respectively.

(d)	Includes $33.9 million of impairment charges relating to three assets in the DDR Macquarie Fund joint venture that were sold in the third quarter of 2009. The Company’s proportionate share of these impairment losses aggregated $5.5 million, and was reduced by the impact of the other than temporary impairment recorded on this investment in the fourth quarter of 2008.

(e)	Loss on disposition of discontinued operations includes the sale of 13 properties by three separate unconsolidated joint ventures in 2009. These dispositions resulted in a loss of $19.4 million for the year ended December 31, 2009 and excludes the impact of the previously recognized impairments discussed in (d) above. The Company’s proportionate share of the loss on disposition for the year ended December 31, 2009 was $1.4 million and was reduced by the impact of previously recorded impairments on the respective unconsolidated joint ventures, as appropriate.

(f)	An unconsolidated joint venture disposed of a property in the first quarter of 2009, resulting in a loss of $26.7 million of which the Company’s proportionate share was $5.8 million.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)
(g)	Includes the effects of certain derivative instruments that are marked-to-market through earnings from the Company’s equity investment in Macquarie DDR Trust aggregating approximately $7.2 million of income through the Company’s ownership period in the MDT units for the year ended December 31, 2009 and $45.9 million and $29.4 million of loss for the three-month period and year ended December 31, 2008, respectively.

(h)	The Company’s share of joint venture equity in net loss was decreased by $21.4 million and $1.2 million for the three-month periods ended December 31, 2009 and 2008, respectively. The Company’s share of joint venture net loss was decreased by $24.8 million and the equity in net income was increased by $0.4 million for the years ended December 31, 2009 and 2008, respectively. These adjustments relate primarily to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions.

At December 31, 2009 and 2008, the Company owned joint venture interests, excluding consolidated joint ventures, in 274 and 329 shopping center properties, respectively.

(i)	Distributions for 2009 include $2.5 million from a foreign investment that have yet to be expatriated to the United States.
(J)	The Company recorded $83.0 million and $184.6 million in impairment charges, for the three-month period and year ended December 31, 2009, as a result of the Company’s determination that certain of its unconsolidated joint venture investments suffered an “other than temporary impairment.” During the three months ended December 31, 2009, these charges primarily related to the Company’s investments in the Coventry II joint ventures and the establishment of a full reserve on a note advanced to that joint venture ($78.3 million). During the year ended December 31, 2009, the Company recorded aggregate charges relating to its interest in the Coventry II joint ventures ($119.3 million), DDRTC Core Retail Fund LLC ($55.0 million), DDR-SAU Retail Fund LLC ($6.2 million) and DPG Realty Holdings LLC ($3.6 million) and Central Park Solon LLC ($0.5 million).

(K)	In October 2009, the Company’s approximate 14.5% interest in the MDT US LLC joint venture was redeemed in exchange for a 100% interest in three shopping center assets and a cash payment of $1.6 million. The Company accounted for this transaction as a step acquisition and as a result recognized a $23.5 million gain.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except her share data)
(L)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues from operations	$761	$13,964	$24,002	$61,885

Operating expenses	421	3,540	7,279	17,356
Impairment charges	—	4,601	74,077	4,601
Interest, net	624	3,204	7,484	14,218
Depreciation and amortization of real estate investments	120	3,535	6,782	17,755

Total expenses	1,165	14,880	95,622	53,930

(Loss) income before loss on disposition of real estate	(404)	(916)	(71,620)	7,955
Loss on disposition of real estate, net	(4,061)	(3,000)	(24,027)	(4,830)

Net (loss) income	$(4,465)	$(3,916)	$(95,647)	$3,125

(M)	Includes $2.3 million in loss, net of tax, relating to the sale of land parcels.

(N)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million Operating Partnership Units (“OP Units”) outstanding at December 31, 2009 and 2008, into 0.4 million common shares for the three-month periods ended December 31, 2009 and 2008, on a weighted-average basis, and 0.4 million common shares and 0.6 million common shares for the year ended December 31, 2009 and 2008, respectively, on a weighted-average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO were approximately 198.3 million and 121.5 million for the three-month periods ended December 31, 2009 and 2008, respectively, and 160.1 million and 121.0 million for the years ended December 31, 2009 and 2008, respectively. For purposes of calculating operating FFO, the weighted average diluted shares and OP Units were 203.5 million and 121.5 million for the three-month periods ended December 31, 2009 and 2008, respectively, and 163.2 million and 121.0 million for the year ended December 31, 2009 and 2008, respectively, which include common stock equivalents relating to equity awards and warrants, which are otherwise anti-dilutive in a net loss position.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (A):

	December 31, 2009	December 31, 2008 (B)
Assets:
Real estate and rental property:
Land	$1,971,782	$2,073,947
Buildings	5,694,659	5,890,332
Fixtures and tenant improvements	287,143	262,809

	7,953,584	8,227,088
Less: Accumulated depreciation	(1,332,534)	(1,208,903)

	6,621,050	7,018,185
Construction in progress and land held for development	858,900	882,478
Assets held for sale	10,453	—

Real estate, net	7,490,403	7,900,663
Investments in and advances to joint ventures	420,541	583,767
Cash	26,172	29,494
Restricted cash (C)	95,673	111,792
Notes receivable	74,997	75,781
Receivables, including straight-line rent, net	146,809	164,356
Other assets, net	172,011	154,369

	$8,426,606	$9,020,222

Liabilities:
Indebtedness:
Revolving credit facilities	$775,028	$1,027,183
Unsecured debt	1,689,841	2,402,032
Mortgage and other secured debt	2,713,794	2,437,440

	5,178,663	5,866,655
Dividends payable	10,985	6,967
Other liabilities (D)	283,995	281,179

	5,473,643	6,154,801
Redeemable operating partnership units	627	627
Equity	2,952,336	2,864,794

	$8,426,606	$9,020,222

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 31 sites formerly occupied by Mervyns at December 31, 2009, which includes the following (in millions):

	December 31, 2009	December 31, 2008

Real estate, net	$218.7	$325.1
Restricted cash	50.5	64.8
Mortgage debt	225.4	258.5
Non-controlling interests	22.4	70.2
(B)	The December 31, 2008 selected balance sheet data was revised to reflect the adoption of two accounting standards in the first quarter of 2009.
•	In connection with the Convertible Debt Restatement, the Company increased real estate assets by $2.9 million and equity by $52.6 million and decreased unsecured debt by $50.7 million and deferred charges by $1.0 million.

•	The Company adopted the provisions of the standard, “Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51,” which impacted the accounting for transactions with non-controlling shareholders. The Company no longer has a line item in its balance sheet referred to as Minority Interests. Equity at December 31, 2008 has been revised to include $120.1 million attributable to non-controlling interests. Equity at December 31, 2009 includes $89.8 million attributable to non-controlling interests.
(C)	Included in restricted cash are amounts held by MV LLC as noted above. The MV LLC restricted cash is comprised of proceeds received from the seller of the Mervyns portfolio relating to Mervyn’s bankruptcy filing in the third quarter 2008, a capital contribution by the members of MV LLC, and proceeds related to a security deposit letter of credit, net of debt service payments, all of which are required to be held in escrow by the lender. Also included in restricted cash is $45.2 million and $47.0 million at December 31, 2009 and December 31, 2008, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

(D)	Includes a $56.1 million non-cash liability relating to the warrants issued in connection with the Otto Transaction as of December 31, 2009. The liability will be reclassified into equity upon ultimate exercise or expiration of the warrants.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31, 2009 (a)	December 31, 2008

Land	$1,782,431	$2,378,033
Buildings	5,207,234	6,353,985
Fixtures and tenant improvements	146,716	131,622

	7,136,381	8,863,640
Less: Accumulated depreciation	(636,897)	(606,530)

	6,499,484	8,257,110
Construction in progress	130,410	412,357

Real estate, net	6,629,894	8,669,467
Receivables, including straight-line rent, net	113,630	136,410
Leasehold interests	11,455	12,615
Other assets	342,192	315,591

	$7,097,171	$9,134,083

Mortgage debt (b)	$4,547,711	$5,776,897
Notes and accrued interest payable to DDR	73,477	64,967
Other liabilities	194,065	237,363

	4,815,253	6,079,227
Accumulated equity	2,281,918	3,054,856

	$7,097,171	$9,134,083

(a)	Decreases in real estate assets and mortgage debt from 2008 to 2009 of $2,009.2 million and $1,229.2 million, respectively, are as a result of $1,759.2 million and $1,150.7 million, respectively, relating to the redemption of the Company’s interest in the MDT US LLC joint venture and its liquidation of the MDT units.

(b)	The Company’s proportionate share of joint venture debt aggregated approximately $917.0 million and $1,216.1 million at December 31, 2009 and 2008, respectively. The 2009 amount reflects a decrease of $291.9 million due to the redemption of DDR’s interest in the MDT US LLC joint venture and its liquidation of the MDT units.